Form S-8

Exhibit 4.07

SILICON IMAGE, INC.
NON-PLAN STOCK OPTION AGREEMENT
(INDUCEMENT STOCK OPTION AWARD)

This Non-Plan Stock Option Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Silicon Image, Inc., a Delaware corporation (the “Company”), and the optionee named below (“Optionee”).  Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2008 Equity Incentive Plan (the “Plan”).  This Option (as defined below) is granted pursuant to Nasdaq Marketplace Rule 5635(c)(4).

Optionee:                                                       Camillo Martino
Total Option Shares:                                  1,000,000
Exercise Price Per Share:                         $2.79
Date of Grant:                                               January 15, 2010
First Vesting Date:                                      January 1, 2011
Expiration Date:                                           January 14, 2020
Type of Stock Option:                                 Non-Qualified Stock Option

1.           Grant of Option.  The Company hereby grants to Optionee an option (this “Option”) to purchase up to the total number of shares of common stock of the Company (“Common Stock”), set forth above (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement.

2.           Vesting; Exercise Period.

2.1           Vesting of Shares.  This Option shall be exercisable as it vests and shall not be exercisable with respect to any of the Shares until the First Vesting Date.  Subject to the terms and conditions of this Agreement, provided that Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company from the Date of Grant through and including the applicable vesting date, then this Option shall vest and become exercisable as follows:  (a) as to ten percent (10%) of the Shares on the First Vesting Date; (b)  as to an additional twenty percent (20%) of the Shares on the first anniversary of the First Vesting Date; (c) as to an additional thirty percent (30%) of the Shares on the second anniversary of the First Vesting Date; and (d) as to an additional forty percent (40%) of the Shares on the third anniversary of the First Vesting Date, such that this Option will be fully vested and exercisable on January 1, 2014.  This Option shall cease to vest upon Optionee’s Termination, and Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the Total Option Shares.

2.2           Expiration.  This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3.

3.           Termination.

3.1           Termination for Any Reason Except Death, Disability or Cause.  If Optionee is Terminated for any reason except Optionee’s death, Disability or Cause (as such term is defined in the Offer Letter of employment between the Company and Optionee dated December 23, 2009), then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 of this Agreement on the Termination Date, may be exercised by Optionee no later than three (3) months after the Termination Date, but in no event later than the Expiration Date.

3.2           Termination Because of Death or Disability.  If Optionee is Terminated because of Death or Disability of Optionee (or the Optionee dies within three (3) months after Termination other than for Disability or Cause), then this Option, to the extent that it is vested in accordance with the schedule set forth in Section 2.1 of this Agreement on the Termination Date, may be exercised by Optionee (or Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in no event later than the Expiration Date.

3.3           Termination for Cause.  If Optionee is Terminated for Cause, this Option will expire on the Optionee’s Termination Date.

3.4           No Obligation to Employ.  Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

        4.           Manner of Exercise.

4.1           Stock Option Exercise Agreement.  To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s legal representative or authorized assignee) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia, Optionee’s election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.  If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2           Limitations on Exercise.  This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.  This Option may not be exercised for less than 100 Shares, unless it is exercised as to all Shares then exercisable.

4.3           Payment.  The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased.  Payment may be in the form of cash (by check), or where permitted by law:

(a)           by cancellation of indebtedness of the Company to the Optionee;

(b)           by surrender of shares of the Company’s Common Stock that: (A) either (1) have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (B) are clear of all liens, claims, encumbrances or security interests;

(c)           by waiver of compensation due or accrued to Optionee for services rendered;

(d)           provided that a public market for the Company’s stock exists:  (1) through a “same day sale” commitment from Optionee and a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “Dealer”), whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a “margin” commitment from Optionee and a Dealer, whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the Dealer in a margin account as security for a loan from the Dealer in the amount of the Exercise Price, and whereby the Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(f)           by any combination of the foregoing.

4.4           Tax Withholding.  Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company.  If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld.  In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5           Issuance of Shares.  Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee’s authorized assignee, or Optionee’s legal representative, and shall deliver certificates representing the Shares.

5.           Compliance with Laws and Regulations.  The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer.  Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

6.           Nontransferability of Option.  This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee or Optionee’s legal representative and after Optionee’s death by the legal representative of Optionee’s heirs or legatees.  The terms of this Option shall be binding upon the legal representative or authorized assignee of Optionee.

7.           Tax Consequences.  Set forth below is a brief summary of some of the federal and California tax consequences of exercise of this Option and disposition of the Shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

7.1           Exercise of Nonqualified Stock Option.  There may be a regular federal and California income tax liability upon the exercise of this Option.  Optionee will be treated as having received compensation (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price.  The Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation at the time of exercise.

7.2           Disposition of Shares.  If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain, as the case may be.

8.           Privileges of Stock Ownership.  Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.  After Shares are issued to Optionee, Optionee will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

9.           Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

10.           Entire Agreement.  This Agreement and the Exercise Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

11.           Notices.  Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices.  Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company.  All notices shall be deemed to have been given or delivered upon:  personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission via electronic means.

12.           Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s legal representatives or authorized assignee.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

14.           Acceptance.  Optionee hereby acknowledges receipt of a copy of this Agreement.  Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of this Agreement.  Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.

15.           Modification, Extension or Renewal.  The Committee may modify, extend or renew this Option and authorize the grant of new options in substitution therefor, provided that any such action may not, without the written consent of the Optionee, impair any of such Optionee’s rights under this Option.  The Committee may reduce the Exercise Price of this Option without the consent of the Optionee affected by a written notice to the Optionee; provided, however, that the Exercise Price may not be reduced below the Fair Market Value of the Shares on the date the action is taken to reduce the exercise price.

16.           Certificates.  All certificates for Shares or other securities delivered upon exercise of this Option will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17.           Adjustment of Shares.  If the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then the Exercise Price of and the number of Shares subject to this Option shall be proportionately adjusted, subject to any required action by the Board or the Optionee and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.

18.           Corporate Transactions.  In the event of a Corporate Transaction, this Option may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on the Optionee.  In the alternative, the successor corporation may substitute an equivalent award or provide substantially similar consideration to the Optionee as was provided to stockholders (after taking into account the existing provisions of this Option).  In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute this Option, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Agreement to the contrary, this Option will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of this Option in connection with a Corporate Transaction.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute this Option, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Optionee in writing or electronically that this Option will be exercisable for a period of time determined by the Committee in its sole discretion, and this Option will terminate upon the expiration of such period.  This Option need not be treated similarly to other Awards in a Corporate Transaction.

19.           REPRICING; EXCHANGE AND BUYOUT OF OPTION.  Except in connection with a (i) Corporate Transaction or (ii) a stock dividend, recapitalization, stock split, reverse stock split, subdivision,  combination, reclassification or similar change in the capital structure of the Company without consideration, the terms of this Option may not be amended to reduce the Exercise Price or cancel this Option in exchange for cash or other Awards (including Options or SARs) with an exercise price that is less than the Exercise Price without prior stockholder approval.

20.           Amendment or Termination of the Agreement.  The Board may at any time terminate or amend this Agreement in any respect; provided, however, that the Board will not, without the approval of the Optionee, amend this Agreement in any manner that requires Optionee’s approval.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

SILICON IMAGE, INC.                                                                            CAMILLO MARTINO, OPTIONEE

By:  /s/ Edward Lopez                                                                              By: /s/ Camillo Martino
        Edward Lopez
        Chief Legal Officer

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EXHIBIT A

SILICON IMAGE, INC.
NON-PLAN STOCK OPTION EXERCISE AGREEMENT

You must submit this form to Stock Administration prior to contacting your broker.

I am exercising my vested Silicon Image, Inc. Non-Qualified stock options as follows:

(A) Total # of Shares to Exercise:

(B) Cost per Share:  $

(C) Total Exercise Cost (A) X (B):  $

(D) Tax Amount Due for Non-Qualified stock options: $

Please leave tax amount blank – Stock Administration will calculate.

(E) Exercise Date:
Please leave exercise date blank – Stock Administration will complete.

Please indicate the transaction method below.  See reverse side of this form for a brief explanation of each method.

          Method 1                                           SAME DAY SALE  You must contact a Silicon Image designated broker to place this trade.
Please indicate which broker you have selected below.

          Method 2                                           SELL TO COVER I am exercising                                                                            shares, but want to sell only   shares.
The balance will be deposited in the account I’ve designated below.  You must contact a Silicon
Image designated broker to place this trade.  Please indicate which broker you have selected below.

          Method 3                                           EXERCISE & HOLD  Please attach a personal check, made payable to Silicon Image for the amounts indicated in items (D) and (F) above.  Please indicate below where you would like your stock certificate to be mailed.

Broker Name

Broker Address

                Account #

          E*Trade/OptionsLink                                                                Account #                                           (Executive Services)
          Deutsche Bank Alex Brown                                                      Account #

    I authorize the broker to remit funds to Silicon Image to pay for this exercise and any applicable taxes and I understand that the shares will be sent directly to the broker address I have indicated above.  I acknowledge receipt of the prospectus covering shares of common stock offered to me under this Non-Plan Stock Option.  The Non-Plan Stock Option Agreement is incorporated herein by reference.  The Exercise Agreement and the Non-Plan Stock Option Agreement constitute the entire agreement and understanding of the parties and supercede in their entirety all prior understandings and agreements of the Company and Optionee with respect to the subject matter hereof.  I UNDERSTAND THAT I MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF THE PURCHASE OR DISPOSITION OF THESE SHARES.  I HAVE CONSULTED WITH ANY TAX CONSULTANT(S) I DEEM ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND CERTIFY THAT I AM NOT RELYING ON THE COMPANY FOR TAX ADVICE.  __________  (Initial here)

First Name                                Middle Initial                                           Last Name                                Signature

Social Security #                                                          Employee ID #                                                      Phone Number

Current Address

NOTE FOR NON-QUALIFIED (NQ) OPTIONS ONLY – Tax is required to be withheld or collected upon exercise of all non-qualified stock options.  The tax is based on the spread between the sale price (closing fair market value if not same day sale) and the exercise price multiplied by 36.68% (25% federal; 10.23% CA state; 1.45% medicare).  In addition, Social Security and California SDI tax may be withheld or collected depending on what you have paid year to date.

Method 1 – SAME DAY SALE
You are selling all vested shares as indicated on the Exhibit A.

Method 2 – SELL TO COVER
You want to exercise vested shares and sell a portion of these shares to cover the cost and applicable taxes of all the exercised shares.  The balance of unsold shares will be deposited into your brokerage account for future sale.

Method 3 - EXERCISE & HOLD
You only want to exercise (purchase) the shares in order to sell them at a later date.

Silicon Image Designated Brokers

E*Trade/OptionsLink	Deutsche Bank
P.O. Box 989032                                                                                     101 California Street, 46th Floor
West Sacramento, CA  95798-9858                                                     San Francisco, CA  94111
www.etrade.com                                                                                    Fax – (415) 617-4270
(800) 838-0908 (press “#0” for service representative)
(650) 599-0125 (from outside the United States)
(800) 775-2793 (for Executive Services)

Spousal Consent

I acknowledge that I have read the foregoing Non-Plan Stock Option Exercise Agreement (the “Agreement”) and that I know its contents.  I hereby consent to and approve all the provisions of the Agreement, and agree that the shares of the Common Stock of Silicon Image, Inc. purchased thereunder (the “Shares”) and any interest I may have in such Shares are subject to all the provisions of the Agreement.  I will take no action at any time to hinder operation of the Agreement on these Shares or any interest I may have in or to them.

__________________________________ Date:__________________
Signature of Optionee’s Spouse

__________________________________
Spouse’s Name - Typed or Printed

___________________________________
Optionee’s Name - Typed or Printed